Exhibit 16.1

[BKD LLP LETTERHEAD]

July 27, 2007

Board of Directors

Pioneer Financial Services, Inc.

4700 Belleview Avenue, Suite 300

Kansas City, MO 64112

To the Board of Directors:

This is to notify you that BKD, LLP hereby resigns as the independent registered public auditor for Pioneer Financial Services, Inc. effective immediately.

We appreciate the opportunity to have served you for the past several years.

Sincerely,

/s/ Daniel F. Beattie
Daniel F. Beattie Partner

DFB:lh

Copies:	Thomas H. Holcom, Jr., President and CEO
Randall J. Opliger, Chief Financial Officer
Jim Brown, BKD Central Administration Office
BKD Audit Workpaper Files